Exhibit 10.2

CONSULTING AGREEMENT

This is a Consulting Agreement dated January 10, 2019 (“Consulting Agreement”), by and among MKS Instruments, Inc., a Massachusetts company (“MKS”), Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), and Allen Muhich of Portland, Oregon (“Muhich”).  The “Effective Date” of this Consulting Agreement is defined in Section 15 below.

WHEREAS, MKS and the Company are parties to an Agreement and Plan of Merger dated as of October 29, 2018, pursuant to which MKS is acquiring the Company (the “Acquisition”);

WHEREAS, Muhich is currently the Chief Financial Officer (“CFO”) of the Company;

WHEREAS, Muhich and the Company are parties to an offer letter dated November 10, 2017 (the “Employment Agreement”), a Change in Control Agreement effective as of December 5, 2017 (the “Change in Control Agreement”), an Indemnification Agreement effective December 13, 2017 (the “Indemnification Agreement”), time-based Restricted Stock Units Award Agreements dated December 5, 2017, and May 9, 2018 (collectively, the “ESI Time-Based RSU Agreements”), Performance-Based Restricted Stock Units Award Agreements dated December 5, 2017, and May 9, 2018 (collectively, the “ESI Performance-Based RSU Agreements”), and an Employee Confidentiality, Restrictive Covenant and Assignment Agreement dated December 13, 2017 (the “Restrictive Covenant Agreement”);

WHEREAS, if MKS completes the Acquisition, MKS wishes to receive and Muhich wishes to provide consulting services after the Acquisition to assist with the integration of the two companies;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Consulting Agreement, the Company and Muhich agree as follows:

1.          Immediate Vesting of RSUs. On the Effective Date, all of the MKS restricted stock units that Muhich receives as a result of the Acquisition, through MKS’ assumption of his outstanding ESI restricted stock units awarded pursuant to the terms of the ESI Time-Based RSU Agreements and the ESI Performance-Based RSU Agreements (to the extent any applicable performance criteria have been deemed met including in accordance with the provisions thereunder relating to a “Sale” of the Company, and subject to any applicable maximum caps under the ESI Performance-Based RSU Agreements), shall automatically and fully vest, to the extent not then already vested.

2.          Payout of ESI Cash Severance.  Subject to Section 9, if Muhich executes, provides to the Company within 45 days of the Effective Date and does not thereafter revoke or attempt to revoke, a general release of claims attached hereto as Exhibit A (“General Release”), the Company will pay (a) Muhich continuing payments of his base salary (equal to $30,000 per month) in accordance with the Company normal payroll practices for a period of six months following the termination of Muhich’s employment (with any continuing payments of salary that were scheduled to be paid to Muhich according to normal payroll practices before the General Release became effective and irrevocable, but that were not paid and instead were withheld due to waiting for the General Release to become effective and irrevocable, to be paid in lump sum no later than 14 days following the Company’s receipt of the General Release), (b) a lump sum payment in the gross amount of $216,000 no later than 14 days following the Company’s receipt of the General Release, and (c) a lump sum payment in the gross amount of $180,000 on the date six months following the termination of Muhich’s employment, which is the amount of severance pay to which Muhich would have been entitled under his Change in Control Agreement if his employment with the Company had ended under certain specified circumstances within 24 months of the effective date of a Change in Control (as defined in the Change in Control Agreement) of the Company (which the Acquisition will constitute upon its closing).

3.          COBRA Benefits.  Subject to Section 99, if Muhich executes, provides to the Company within 45 days of the Effective Date and does not thereafter revoke or attempt to revoke, the General Release, and Muhich elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed under COBRA for Muhich and any of his eligible dependents, the Company will reimburse Muhich for the COBRA premiums for such coverage (at the coverage levels in effect immediately before termination of Muhich’s employment) until the earlier of (a) a period of 12 months after the date of termination of his employment, or (b) the date upon which Muhich and/or Muhich’s eligible dependents become covered under similar plans.  The reimbursements will be made by the Company to Muhich consistent with the Company’s normal expense reimbursement policy.

4.          Resignation as Employee.  Muhich will be deemed to have resigned on the Effective Date from his employment as CFO of the Company and from any and all other positions with the Company or any parent, subsidiary or affiliate of the Company (other than pursuant to this Consulting Agreement).  As of the Effective Date, Muhich will cease to be an agent, officer, director or representative of the Company and will not be authorized to bind the Company to any liability or obligation or to represent that he has any such authority.  The Effective Date will be considered Muhich’s employment termination date for purposes of the Company’s employee benefit programs, including but not limited to, any bonus, pension, profit sharing, stock option, 401(k), health, sickness, dental, accident, life, disability, retirement, severance, vacation and other paid time off, tuition benefits, deferred compensation or insurance which the Company may maintain for the benefit of any of its employees.

5.          Role as Consultant and Consulting Term.  During the Consulting Term (as defined below), Muhich will provide the Company (and if requested MKS) with consulting services (the “Services”) related to the integration of the Company and MKS. The “Consulting Term” will begin on the Effective Date and will continue until the three-month anniversary of the Effective Date.  The Consulting Term will automatically end on the three-month anniversary of the Effective Date unless the Company notifies Muhich in writing at least 10 days before that three-month anniversary that the Company wishes to extend the Consulting Term.  If the Company so notifies Muhich, the Consulting Term will automatically end on the earlier of: (a) the date the Company specifies in the notice as the end of the extension of the Consulting Term; or (b) the six-month anniversary of the Effective Date.

6.          Compensation.  During the Consulting Term the Company will pay Muhich $98,000 per month, payable on the tenth day of each month, in arrears.

7.          Withholding and Taxes.  The Company will deduct from the amounts payable to Muhich pursuant to this Consulting Agreement all required withholding amounts, including but not limited to federal, state, local or foreign tax withholding amounts in accordance with all applicable laws and regulations.  The Company may rely on an opinion of its counsel if any questions as to the amount or requirement of withholding arises.  Muhich will be solely responsible for and will satisfy all of his tax obligations associated with all compensation paid or provided to him under this Consulting Agreement.  Muhich acknowledges and agrees that he is not relying on any advice from the Company with respect to any tax issue relating to this Consulting Agreement.

8.          Restrictive Covenants.  As a material term of this Consulting Agreement, Muhich hereby (a) acknowledges and agrees that his Restrictive Covenant Agreement will remain in full force and effect; (b) agrees that the term of his post-employment obligations will be measured beginning at the end of the Consulting Term; and (c) acknowledges that during the Consulting Term he may have access to confidential and proprietary information belonging to or regarding MKS (including all of its subsidiaries) and may obtain competitively valuable information about or develop relationships with customers, employees, contractors and suppliers of MKS (including all of its subsidiaries) and therefore agrees that his obligations under the Restrictive Covenant Agreement are expanded as if the term “ESI” were replaced with the phrase “ESI and/or MKS Instruments, Inc.” in every provision of the Restrictive Covenant Agreement that defines such obligations.

9.          Code Section 409A Compliance.

(a)          Where this Consulting Agreement refers to the termination of Muhich’s employment for purposes of receiving any payment, whether a separation from service has occurred in connection with termination of employment will be determined in accordance with Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) (or any successor provisions) to the extent required by law.

(b)          Subject to subsection (c) below, to the extent that any payments or benefits under this Consulting Agreement are contingent upon Muhich signing, returning and not revoking a General Release, and the time designated for signing and returning the General Release and any revocation period (not to exceed 7 days) crosses calendar years, payments contingent upon the General Release will be made in the later calendar year.  Any payments contingent upon the General Release that would otherwise be made during the period for review and revocation of the General Release will be made, provided that the General Release is timely executed and returned to the Company and not revoked, on the first scheduled payment date after such period ends.

(c)          If Muhich is designated as a “specified employee” within the meaning of Code Section 409A (while the Company or a parent or affiliate of the Company is publicly traded on any securities market), any deferred compensation payment subject to Section 409A to be made during the six-month period following the date of his separation from service will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Muhich’s separation from service; provided, however, that if Muhich dies prior to the expiration of such six-month period, payment to his beneficiary will be made as soon as reasonably practicable following his death.  The Company will identify in writing delivered to Muhich any payments it reasonably determines are subject to delay under this Section 99(c).  In no event will the Company have any liability or obligation with respect to taxes for which Muhich may become liable as a result of the application of Code Section 409A.

10.          Limitation on Payments.  In the event that any compensation provided for in this Consulting Agreement or otherwise payable to Muhich (i) constitutes “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, such compensation will be either:

(a)          Delivered in full; or

(b)          Delivered to such lesser extent that would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Muhich on an after-tax basis, of the greatest amount of benefits, notwithstanding that all of some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is made in order to deliver compensation to a lesser extent in accordance with this Section, reduction will occur in the following order:  (i) reduction in cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Muhich’s equity awards.

Unless the Company and Muhich otherwise agree in writing, any determination required under this Section will be made in writing by the Company’s independent public accountants or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Muhich and the Company.  For purposes of making the calculations, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Muhich will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may incur in connection with any calculations required by this Section.

11.          Assignment.  The rights and obligations of the Company and MKS under this Consulting Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Company and MKS, respectively.  The rights and obligations of Muhich under this Consulting Agreement will inure to the benefit of, and will be binding upon, Muhich’s heirs, executors and legal representatives.  Muhich may not delegate or assign any obligations under this Consulting Agreement.

12.          Entire Agreement.  This Consulting Agreement supersedes any and all other agreements, either oral or in writing, between Muhich and the Company, except that the following will survive and remain in full force and effect:  (a) the Restrictive Covenant Agreement, as modified by Section 8(c) above; and (b) the Indemnification Agreement, and (c) the ESI Time-Based RSU Agreements and the ESI Performance-Based RSU Agreements, as modified by Section 1 above.  Neither party is entering into this Consulting Agreement on the basis of any representation, inducement, promise or agreement, oral or otherwise, by any person or entity, or by any one acting on behalf of any person or entity, that is not stated herein.  Any modification of this Consulting Agreement will be effective only if it is in writing and signed by both parties to this Consulting Agreement.

13.          Severability.  If any provision in this Consulting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

14.          Miscellaneous.  This Consulting Agreement and the rights and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the State of Oregon, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules.  The parties agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Muhich’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Muhich in any such court.  The failure of either party hereto to enforce any right under this Consulting Agreement will not be considered a waiver of that right, or of damages caused thereby, or of any other rights under this Consulting Agreement.

15.          Effective Date.  The effective date of this Consulting Agreement (the “Effective Date”) will be the effective date of the closing of the Acquisition.  Notwithstanding any other provision of this Consulting Agreement or any other agreement, if the Acquisition does not occur, no provision of this Consulting Agreement will at any time have any force or effect whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By:	/s/ Catherine M. Langtry
		Dated:	1/31/2019

Electro Scientific Industries, Inc.

By:	/s/ Steve Harris
Steve Harris
Vice President/ General Manager

/s/ Allen Muhich
Name:	Allen Muhich	Dated:	January 10, 2019
Address: